NI Holdings, Inc. Files Results for Fourth Quarter and Year Ended December 31, 2021

FARGO, North Dakota, March 9, 2022 – NI Holdings, Inc. (NASDAQ: NODK) today reported net income attributable to NI Holdings of $6.1 million ($0.29 per share) and return on average equity of 7.2% for the quarter ended December 31, 2021, compared to net income of $21.6 million ($1.01 per share) and return on average equity of 25.9% in the prior year quarter.

For the year ended December 31, 2021, NI Holdings reported net income of $8.4 million ($0.39 per share) and return on average equity of 2.4%, compared to net income of $40.4 million ($1.86 per share) and return on average equity of 12.4% in the prior year.

The Company reported an increase of 7.4% in direct written premiums for the quarter ended December 31, 2021, and an increase of 8.9% year-over-year.

NI Holdings Q4 2021 Financial Highlights:

Dollars in thousands, except earnings per share (unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	Change	2021	2020	Change
Net income attributable to NI Holdings	$6,128	$21,579	-71.6%	$8,416	$40,389	-79.2%
Direct written premiums (1)	$75,338	$70,134	+7.4%	$342,215	$314,187	+8.9%
Net earned premiums	$78,000	$69,541	+12.2%	$299,589	$283,661	+5.6%
Loss and LAE ratio (2)	65.2%	45.8%	+19.4 pts	72.2%	59.4%	+12.8 pts
Expense ratio (3)	33.5%	33.3%	+0.2 pts	32.1%	30.0%	+2.1 pts
Combined ratio (4)	98.6%	79.1%	+19.5 pts	104.4%	89.4%	+15.0 pts
Return on average equity	7.2%	25.9%	-18.7 pts	2.4%	12.4%	-10.0 pts
Basic earnings per share	$0.29	$1.01	-$0.72	$0.39	$1.86	-$1.47
Shareholders’ equity				$347,413	$348,872	-0.4%

(1) Direct written premiums represents the amount of insurance premiums purchased by policyholders during the period.
(2) Loss and LAE ratio equals losses and loss adjustment expenses, divided by net premiums earned.
(3) Expense ratio equals amortization of deferred policy acquisition costs and other underwriting and general expenses, divided by net premiums earned.
(4) Combined ratio equals losses and loss adjustment expenses, amortization of deferred policy acquisition costs, and other underwriting and general expenses, divided by net premiums earned.

Financial highlights included:

•	Direct written premiums grew 7.4% for the quarter and 8.9% for the year, driven by our commercial and non-standard auto segments.
•	Net earned premiums increased by 12.2% in the fourth quarter primarily as a result of growth in our commercial and non-standard auto segments as well as incremental earning of multi-peril crop premiums. For the full year, net earned premiums increased by 5.6%, primarily driven by the growth in our commercial and non-standard auto segments.

•	The combined ratio in the fourth quarter was 98.6% compared to 79.1% in the prior year quarter, and for the full-year was 104.4% compared to 89.4% in the prior year. The higher combined ratios on both a quarterly and annual basis were primarily due to higher weather-related losses, increased claims severity due to inflationary factors, and the extreme drought conditions that impacted our crop segment.
•	The Company repurchased 56,812 shares of common stock at an average price of $19.44 per share for a total of $1.1 million during the quarter.

“We continued to see positive growth in our direct written and earned premiums in the fourth quarter as a result of the opportunities in our commercial and non-standard auto segments,” said Michael J. Alexander, President and CEO. “Our results continued to be impacted by increased claims severity, especially in our personal auto segment, due to high inflation, a higher level of uninsured/underinsured motorist liability claims, extreme drought conditions in North and South Dakota that had a significant impact on our multi-peril crop business, and a continuation of above-average weather-related losses. In response to this year’s elevated losses, we will be making pricing and underwriting changes where necessary, and expect these changes will have a positive impact on our 2022 results.”

Shareholders’ equity decreased $1.5 million from December 31, 2020 to December 31, 2021. This decrease was primarily due to a decrease in accumulated other comprehensive income from our fixed income portfolio, partially offset by consolidated net income of $8.3 million. The Company repurchased 225,205 shares of common stock for $4.3 million during 2021.

Earnings Conference Call

The Company will not hold an earnings conference call for fourth quarter 2021. Our Annual Report on Form 10-K as filed with the SEC is available on the Company’s website at http://www.niholdingsinc.com. Our latest Financial Supplement is also available on the Company’s website.

About the Company

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings.

NI Holdings completed the acquisition of Direct Auto Insurance Company on August 31, 2018, which is a wholly-owned stock subsidiary of NI Holdings.

NI Holdings completed the acquisition of Westminster American Insurance Company on January 1, 2020, which is a wholly-owned stock subsidiary of NI Holdings.

Nodak Insurance Company owns American West Insurance Company and Primero Insurance Company. Nodak Insurance Company also controls Battle Creek Mutual Insurance Company as a result of an affiliation agreement between the two companies.

NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak Insurance’s wholly-owned subsidiaries American West and Primero, and its affiliate Battle Creek; Direct Auto; and Westminster.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, business prospects, growth and operating strategies, the impact of anticipated pricing and underwriting changes on operating results, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, including the impacts of climate change, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contacts:
Seth Daggett

Executive Vice President, Treasurer and Chief Financial Officer
701-298-4348
sdaggett@nodakins.com

Media Contact:
Beth DuFault
701-298-4282
bdufault@nodakins.com